Exhibit 99.1

ANNEX A

RECENT TRANSACTIONS BY THE REPORTING PERSONS IN THE SECURITIES OF Nano Dimension Ltd.

Entity	Date of Transaction	Description of Transaction	Shares Acquired	Shares Disposed	Price Per Share
Oramed Pharmaceuticals Inc.	5/13/2026	Open Market Purchase	716,539		$1.73
Oramed Pharmaceuticals Inc.	5/14/2026	Open Market Purchase	620,026		$1.69
Oramed Pharmaceuticals Inc.	5/14/2026	Open Market Sale		600	$2.00
Oramed Pharmaceuticals Inc.	6/15/2026	Open Market Purchase	5,000,000		$1.27
Oramed Pharmaceuticals Inc.	6/15/2026	Open Market Sale		500,000	$1.27